                                  EXHIBIT 99.1

                                                           FOR IMMEDIATE RELEASE

CONTACT:
Joseph W. Kaufmann
President and Chief Executive Officer
(610) 524-0188

                   KENSEY NASH REPORTS FIRST QUARTER RESULTS,
      ANNOUNCES EARNINGS OF $0.20 PER SHARE, UP 58% OVER PRIOR YEAR PERIOD,
            REVENUES OF $12.4 MILLION, UP 39% FROM PRIOR YEAR PERIOD

EXTON, PA, OCTOBER 15, 2003 -- Kensey Nash Corporation (Nasdaq: KNSY) today announced earnings of $0.20 per share for its first fiscal quarter of 2004. Continued strong net sales and Angio-Seal(TM) royalty income led to a 39% increase in total revenue to $12.4 million for the first fiscal quarter compared to $8.9 million in the prior year period. Net sales increased 43% to $7.3 million from $5.1 million in the comparable quarter of the prior fiscal year, while royalty income increased 34% to $4.8 million from $3.6 million in the prior year period. Operating income increased 64% to $3.0 million for the quarter and reflects the strength of the Company's core business. Net income for the quarter increased 73% to $2.5 million, or $0.20 per share, including a $0.02 per share net effect of an additional research and development tax credit. This additional credit is based upon completion of the study that was performed to determine the amount of the claim.

During the first quarter the Company recorded a research and development tax credit of approximately $300,000. This is in addition to the $1.5 million tax credit recorded in the fourth quarter of fiscal 2003 and represents the final portion of the credit. The tax credits relate to qualified research and development activities of the Company, both historic and for the current year. Related to the tax credit project, the Company also recorded an additional $50,000 of professional service fees as a component of selling, general and administrative expense during the quarter. The net effect of the tax credit offset by the professional fees was $0.02 per share for the first fiscal quarter.

During the quarter, the Company generated cash from operations of $5.9 million and reported $53.8 million of cash and investments at September 30, 2003. In addition, at the end of the September quarter total assets were $90.4 million while total debt was only $900,000.

The following table summarizes the results for the Company for the three months ended September 30, 2003 compared to the three months ended September 30, 2002:

-------------------------------------------------------------------------------------------------------------------
                                                                                                     PERCENTAGE
  ($ MILLIONS, EXCEPT PER SHARE DATA)             SEPTEMBER 30, 2003       SEPTEMBER 30, 2002          CHANGE
-------------------------------------------------------------------------------------------------------------------
  Net Sales                                              $ 7.3                     $5.1                 43%
-------------------------------------------------------------------------------------------------------------------
  Royalty Income                                         $ 4.8                     $3.6                 34%
-------------------------------------------------------------------------------------------------------------------
  Total Revenues                                         $12.4                     $8.9                 39%
-------------------------------------------------------------------------------------------------------------------
  Operating Income                                       $ 3.0                     $1.8                 64%
-------------------------------------------------------------------------------------------------------------------
  Net Income                                             $ 2.5                     $1.5                 73%
-------------------------------------------------------------------------------------------------------------------
  Earnings Per Share                                     $ 0.20                    $0.13                58%
-------------------------------------------------------------------------------------------------------------------

"We are pleased to report an excellent start to our fiscal year 2004 with first quarter results of $0.20 per share, including the net effect of the R&D tax credit, exceeding our previous guidance of $0.16 to $0.17," commented Joseph W. Kaufmann, president and CEO of Kensey Nash Corporation. "Sales of our biomaterials products increased 43% over last year's comparable quarter, driven primarily by sales of cardiology, spine and sports medicine products. Angio-Seal royalties were exceptionally strong, increasing 34% from the prior year period and 5% sequentially, demonstrating the continued success of the Angio-Seal as the market leader in the expanding vascular closure market. During the quarter, St. Jude Medical launched the new Angio-Seal STS Plus platform and also announced the introduction of the Angio-Seal products into the Japanese market. As a result of the continuing success of the Angio-Seal and the prospects for ongoing growth, we are now estimating our Angio-Seal royalty rate will decline from the current 9% to 6% at the start of our fourth fiscal quarter rather than the previous mid-fourth quarter estimate," he added.

"Sales of our TriActiv(R) System in Europe were up 9% over the prior year quarter and while continuing to grow, remain below our previous expectations. We will be launching a new version of the TriActiv in Europe in our third quarter which will substantially improve ease of use. We are confident in our embolic protection balloon technology and expect European sales will expand in the second half of our fiscal year. We continued to progress with enrollment in our PRIDE clinical trial in pursuit of U.S. regulatory approval of our TriActiv System," Mr. Kaufmann continued. "Based on our latest projection, we expect enrollment, follow-up and FDA submission will be completed over the next four months. This timeframe is slightly longer than previously anticipated. At the TCT conference in September, we had a successful live case presented in which a physician utilized our second-generation TriActiv device, the device we intend to market in the U.S. During this case the TriActiv was used to treat an occluded saphenous vein graft in less than three minutes without any adverse event. We have also successfully initiated our clinical testing of the TriActiv in conjunction with carotid stenting. The device used in the study is an extension of the core TriActiv technology and is used to provide protection from potential stroke-causing emboli by actively removing debris during carotid stenting procedures," Mr. Kaufmann concluded.

For the second quarter of fiscal year 2004, the Company is estimating total revenues to be in the range of $12.7 to $13.1 million, approximately 20% to 24% higher than the comparable quarter in the previous year. Included in this estimate, net sales are expected to be in the range of $7.7 to $8.0 million and royalties are expected to be approximately $5.0 to $5.2 million. The Company's estimate for earnings per share for its second fiscal quarter ending December 31 is $0.19 to $0.20 per share. The Company is raising its original guidance for earnings per share for the fiscal year 2004 from an $0.80 to $0.85 range to $0.84 to $0.88 per share, including the $0.02 effect of the R&D tax credit.

The Company will be holding a conference call to discuss the first quarter earnings results on Thursday, October 16, 2003 at 11:00 AM eastern time. A live webcast of the conference call will be broadcast. Please visit the investor relations page at www.kenseynash.com for the link. To participate in the conference call, interested parties may call 612-332-0107. A replay of the call will also be available starting October 16, 2003 at 2:30 PM Eastern until Tuesday, October 21, 2003 at midnight eastern time by calling 800-475-6701, access code 680524. A recording of the broadcast will be available on the Kensey Nash website.

Kensey Nash Corporation has significant expertise and experience in designing, developing, manufacturing and processing proprietary absorbable biomaterials products for the cardiology, orthopedics, drug and biologics delivery, periodontal/dental, surgical and wound care markets. The Company is also a leader in the development of cardiovascular medical technology devices for arterial puncture closure. The Company's TriActiv(R) Balloon Protected Flush Extraction System for the treatment of saphenous vein graft disease is available for sale in the European Union and is in clinical trials in the United States. The TriActiv System is designed to prevent heart attacks during the treatment of saphenous vein grafts (SVGs) in patients who previously received coronary bypass surgery, but now have blockages in the grafts. The device incorporates three features to address the common problem of distal embolization - a protection balloon guidewire, a flush catheter, and an extraction system to remove debris from the grafts. Angio-Seal is a trademark of St. Jude Medical, Inc.

This press release contains forward-looking statements that reflect the Company's current expectations about its prospects and opportunities, including, without limitation, the revenue and earnings guidance provided by the Company for its second fiscal quarter and fiscal 2004. The Company tried to identify these forward looking statements by using words such as "believe", "expects," "forecasts", "anticipates," "estimates," "plans", "should" or similar expressions, but these words are not the exclusive means for identifying such statements. The Company cautions that a number of risks, uncertainties, and other important factors could cause the Company's actual results to differ materially from those in the forward-looking statements including, without limitation, St. Jude Medical's success in marketing the Angio-Seal(TM) device, demand for and the Company's ability to develop and manufacture biomaterial products, including Angio-Seal(TM) components, clinical and marketing success of the TriActiv(R) system, additional regulatory approvals, and competition from other technologies in the marketplace. For a more detailed discussion of these and other factors, please see the Company's SEC filings. Except as expressly required by federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

The Company also cautions that results of operations in any past period should not be considered indicative of the results to be expected for future periods. Fluctuations in operating results may also result in fluctuations in the price of the Common Stock.

                        -FINANCIAL INFORMATION TO FOLLOW-

                             KENSEY NASH CORPORATION
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                   (UNAUDITED)

                                                               THREE MONTHS
                                                            ENDED SEPTEMBER 30,
                                                      --------------------------------
                                                             2003             2002
                                                      --------------------------------
Revenues:
    Net sales                                            $ 7,311,950      $ 5,112,518
    Research and development                                 235,301          156,692
    Royalty income                                         4,839,595        3,619,310
                                                      --------------------------------
         Total revenues                                   12,386,846        8,888,520
                                                      --------------------------------
Operating costs and expenses:
    Cost of products sold                                  3,342,131        2,388,454
    Research and development                               4,077,981        3,090,755
    Selling, general and administrative                    1,960,090        1,570,473
                                                      --------------------------------
         Total operating costs and expenses                9,380,202        7,049,682
                                                      --------------------------------
Income from operations                                     3,006,644        1,838,838
Interest and other income, net                               272,353          377,474
                                                      --------------------------------
Pre-tax income                                             3,278,997        2,216,312
Income tax (benefit) expense                                 771,755          766,280
                                                      --------------------------------
Net income                                               $ 2,507,242      $ 1,450,032
                                                      ================================
Income per common share, assuming dilution               $      0.20      $      0.13
                                                      ================================
Weighted average common shares outstanding                12,308,645       11,254,700
                                                      ================================

                             KENSEY NASH CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)

                                                     SEPTEMBER 30,         JUNE 30,
                                                         2003                2003
                                                   ----------------    ----------------
ASSETS
Current assets:
     Cash, cash equivalents and investments           $ 53,789,465        $ 48,411,397
     Trade receivables                                   2,295,119           3,760,286
     Other receivables                                   5,215,608           5,149,497
     Inventory                                           3,794,969           3,481,322
     Prepaids and other assets                           1,870,376           2,564,179
     Deferred tax asset, current                         2,524,452           2,097,147
                                                   ----------------    ----------------
          Total current assets                          69,489,989          65,463,828
                                                   ----------------    ----------------
Property, plant and equipment, net                      14,031,087          13,399,717
Acquired puncture closure patents, net                   2,607,892           2,673,648
Deferred tax asset, non-current                          1,017,513           1,017,513
Goodwill                                                 3,284,303           3,284,303
                                                   ----------------    ----------------
Total assets                                          $ 90,430,784        $ 85,839,009
                                                   ================    ================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable and accrued expenses             $ 5,698,667         $ 5,038,025
     Current portion of debt                               852,683             836,989
     Deferred revenue                                      226,067             195,060
                                                   ----------------    ----------------
          Total current liabilities                      6,777,417           6,070,074
                                                   ----------------    ----------------
Long-term debt                                                   -             219,147
                                                   ----------------    ----------------
Total stockholders' equity                              83,653,367          79,549,788
                                                   ----------------    ----------------
Total liabilities and stockholders' equity            $ 90,430,784        $ 85,839,009
                                                   ================    ================